UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2012

Owens Corning

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33100

Delaware	43-2109021
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Owens Corning Parkway

Toledo, OH 43659

(Address of principal executive offices, including zip code)

419-248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Governance and Nominating Committee (the “Committee”) of Owens Corning (the “Company”) is responsible for recommending to the Board of Directors of the Company director nominees for election. As a result of a director search performed under the direction of the Committee, the Company has identified Suzanne P. Nimocks as a new director candidate. Ms. Nimocks recently retired as a Director (senior partner) with McKinsey & Company, a global management consulting firm.

On June 14, 2012 the Board took the following actions to become effective September 12, 2012: (a) increased the size of the Board as of September 12, 2012 by one member; and (b) elected Ms. Nimocks as a director to fill the vacancy created by the increase in the size of the Board, to serve in Class III for a term expiring at the Company’s Annual Meeting of Stockholders in 2015.

There is no arrangement or understanding between Ms. Nimocks and any other persons pursuant to which Ms. Nimocks was selected as a director. For her service as a non-employee member of the Board, beginning September 12, 2012 Ms. Nimocks will participate in the non-employee director compensation arrangements in effect at that time. The arrangements currently in effect are described under the heading “2011 Non-Employee Director Compensation” in the Company’s proxy statement in connection with its 2012 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on March 14, 2011. There are no related person transactions involving Ms. Nimocks that are reportable under Item 404(a) of Regulation S-K.

Ms. Nimocks will serve on the Compensation Committee and Governance and Nominating Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date: June 18, 2012	By:	/s/ John W. Christy
John W. Christy Senior Vice President, General Counsel and Secretary